Exhibit 10.1

BIOTIE THERAPIES CORP. EQUITY INCENTIVE plan

The Board of Directors of Biotie Therapies Corp. (the Board) has at its meeting on December 6, 2011 resolved to implement an equity incentive plan (the Plan) on the following terms and conditions:

GENERAL TERMS AND CONDITIONS OF THE PLAN

1. Objectives of the Plan

The Plan is designed to form part of the incentive and commitment program for the personnel of Biotie Therapies Corp. (the Company) and its subsidiaries (jointly the Group). The aim is to align the objectives of the shareholders and employees in order to increase the value of the Company, to commit employees to the Company, and to offer them a competitive incentive plan based on holding the Company’s shares (Shares) or equivalent instruments.

2. Target Group

Each year the Board shall determine, in its absolute discretion, the Group employees that shall receive an award or awards pursuant to the Plan (Employee, jointly Employees). Selected Employees must be employed by or in the service of a company belonging to the Group (Group Company) at the time an award is granted. Receiving an award pursuant to the Plan shall not affect other employment or service terms. The Plan and any awards made under it shall be fully discretionary.

The Board may decide upon including new Employees in the Plan.

When deciding upon the quantum of any award the Board may take into consideration the duration of employment or service of the individual concerned.

3. Share Reserve

The number of Shares subject to awards pursuant to the Plan and the number of corresponding Shares to be delivered on the basis of the entire Plan shall be a maximum total of 4.599.000 Shares. In the event an award is forfeited or otherwise cancelled without the delivery of Shares to an Employee, the Shares subject to such award shall again be available to be made subject to an award pursuant to the Plan.

4. Form of Share Awards

The Plan offers Employees the possibility to receive the Company’s share units (Share Unit) whereby the Employee will have the potential to receive a Share for each Share Unit awarded to the Employee. The terms and conditions of such Share Units shall be determined by the Board in its sole discretion. The terms and conditions for the Share Units to be awarded in 2011 shall include the terms and conditions in Exhibit A; however, Share Units awarded at other times need not be subject to the terms and conditions set forth on Exhibit A.

4. Vesting Period

At the discretion of the Board, an award pursuant to the Plan may (but is not required to be) subject to vesting based on length of service, achievement against predetermined targets or criteria, or such other factors as may be determined by the Board.

5. Shareholder Rights to Delivered Shares

The shareholder rights to the delivered Shares shall be assigned to an Employee on the date when the Shares are registered on the book-entry account of an Employee. If the Shares to be delivered are new, the shareholder rights shall arise from the registration of the Shares with the Finnish Trade Register.

6. Adjustments in Certain Special Cases

6.1. Distribution of Assets

Should the Company, differing from the Company’s normal practice, decide to distribute dividends or assets from reserves of unrestricted equity, or decide to reduce its share capital by distributing share capital to the shareholders, or decide to reduce its share premium fund by distributing funds from the share premium fund to the shareholders, after the grant of an award and before the Share delivery, the Board may decide on the adjustment to the award (including by adjustment to the number of Shares subject to the award) in a fair and equitable manner.

6.2. Issue of Shares, Stock Options or Other Special Rights entitling to Shares

Should the Company, after the grant of an award and before the Share delivery, decide on an issue of Shares or an issue of stock options or other special rights entitling to Shares so that the shareholders have pre-emptive subscription rights, the Board shall decide on the adjustment to the award (including by adjustment to the number of Shares subject to the award) in a fair and equitable manner.

6.3. Merger or Demerger

Should the Company, after the grant of an award and before the Share delivery, decide to merge with another company as a merging company or with a company to be formed in a combination merger, or should the Company decide to be demerged in its entirety, either (i) the Board shall decide to convert the award into a cash award in a fair and equitable manner or (ii) the Employees shall be given an immediate right to convert their award into equivalent instruments issued by the other company as determined by the Board in a fair and equitable manner.

6.4. Redemption Right and Obligation

Should, after the grant of an award and before Share delivery, a redemption right and obligation to all of the Shares, as referred to in Chapter 18 Section 1 of the Finnish Limited Liability Companies Act, arise to any of the shareholders, on the basis that a shareholder possesses over 90 per cent of the Shares and the votes of the Shares, the award shall be converted into money as determined by the Board in a fair and equitable manner, and the award shall fully be paid in cash.

6.5. Acquisition or Redemption of Treasury Shares, Stock Options and Other Special Rights entitling to Shares

Acquisition or redemption of the Company’s treasury shares or acquisition of stock options or other special rights entitling to Shares shall not affect the Plan. Should the Company, however, resolve to acquire or redeem treasury shares from all shareholders, awards outstanding shall be adjusted as determined by the Board in a fair and equitable manner.

7. Administration of the Plan

The Board shall manage the Plan and decide on all matters relating thereto. The decision of the Board on any matters relating to the Plan shall be final and binding on all parties.

The Board may delegate certain matters relating to the Plan to individuals within the Company as it sees fit.

When the need arises, the Board may propose to the General Meeting of Shareholders that it should authorize the Board to decide on an acquisition of treasury shares, to the number needed for the Plan, as referred to in the Finnish Limited Liability Companies Act. When the need arises, the Board may also propose to the General Meeting of Shareholders that it should authorize the Board to decide on a share issue, to the number needed for the Plan, as referred to in the Finnish Limited Liability Companies Act.

Upon the time of potential Share delivery, the Board shall have the right to decide that instead of Share delivery the award is paid fully or partly in cash on the basis of the trade volume weighted average quotation of the Share on NASDAQ OMX Helsinki Ltd. of the calendar month preceding the potential Share delivery. The Board shall have the right to obligate an Employee to acquire Shares with a maximum of 50 per cent of the amount of the cash paid in settlement of the award.

Should an Employee act against these terms and conditions, or against the instructions given by the Company, on the basis of these terms and conditions, or against applicable law, or against the regulations of the authorities, the Company shall be entitled to withdraw, without paying any compensation, an award from the Employee.

The Company may maintain a register of the Employees on which the Employees’ personal data is recorded. An Employee accepts that the data shall be administered and processed by the Company or any other agent or person designated by the Company. An Employee is entitled to request access to the data referring to him or her and held by the Company. The Company may send all announcements regarding the Plan to the Employees by e-mail.

8. Amendment and Interpretation of the Terms and Conditions of the Plan

The Board shall be entitled to interpret the terms and conditions of the Plan.

The Board may, at any time, amend the terms and conditions of the Plan or any award pursuant to the Plan; provided, however, that, without the written consent of the Employee(s) affected, the terms and conditions shall be amended in such a manner that no considerable defect or material detriment shall occur to any Employee with respect to an outstanding award, as a result of amending the terms and conditions of the Plan or the award.

The Plan shall expire on the earlier of (i) the issuance pursuant to the Plan of the maximum number of Shares permitted by Section 3 or (ii) the termination of the Plan by the Board when no awards pursuant to the Plan are outstanding.

9. Applicable Law and Settlement of Disputes

These terms and conditions shall be construed in accordance with and governed by the laws of Finland. All disputes arising out of or in connection with this Plan shall be exclusively submitted to arbitration, in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce. The place of arbitration shall be either (i) Helsinki, Finland or (ii) San Francisco, California as determined by the Employee. The language of the arbitration proceedings shall be English and the arbitral tribunal shall consist of one (1) arbitrator, who shall be appointed by the Board of Arbitration of the Central Chamber of Commerce.

These terms and conditions have been prepared in English.

EXHIBIT A

TERMS AND CONDITIONS OF 2011-2013 RESTRICTED STOCK UNIT AWARDS

Restricted Stock Unit awards in 2011 through 2013 shall be subject to the terms and conditions of the 2011 Equity Incentive Plan (the Plan) and the following terms and conditions:

1. Discretionary Periods, Share Units and Setting of Targets

The Plan offers Employees the possibility of receiving the Company’s share units (Share Unit) for achieving pre-established targets during three (3) consecutive discretionary periods, calendar years 2011, 2012 and 2013 (each separately, Discretionary Period). If the Company’s financial year changes from being based on calendar years, before the end of a Discretionary Period, the Board shall be entitled to change a Discretionary Period accordingly.

Each year the Board shall determine the maximum number of Share Units granted to each Employee. Each year the Board shall additionally determine the strategic and operational targets that shall be applied for each Discretionary Period (Targets). Fifty (50) per cent of the maximum number of Share Units shall be granted without reference to the Targets and the other fifty (50) per cent of the Share Units shall be granted subject to the fulfillment of the Targets.

Employees shall be notified of the Targets and maximum number of Share Units that have been granted as soon as reasonably possible after the decision by the Board.

After the end of each Discretionary Period, the Board shall, in its absolute discretion, determine what proportion of the Targets was achieved.

Share Units may only be granted to Employees who are employed by or in the service of a Group Company on the grant date.

The Board shall be entitled to adjust the Targets in the event of any substantial extraordinary events during a Discretionary Period. This kind of event may be an acquisition or a divestment, an incidental capital gain or loss or any other circumstance that was not foreseen when the Targets were set but which has a material impact on the achievement of the Targets.

2. Vesting Period

Each Discretionary Period is followed by an approximately two (2) year vesting period (each separately, Vesting Period), ending on January 5, 2014, on January 5, 2015 and on January 5, 2016, after which Company’s shares (Share) shall be delivered to Employees on the basis of the granted Share Units. In the Plan, one (1) Share Unit corresponds to one (1) Share.

3. Share Delivery

The Shares shall be delivered to Employees after each Vesting Period on a date set by the Board that falls between January 6-February 28, 2014; January 6-February 28, 2015; and January 6-February 29, 2016.

The right to Shares is personal, and they shall only be delivered to an Employee, or a former employee. The right to Shares may not be assigned or otherwise transferred. Upon death, the Shares shall be delivered to the estate or beneficiary or heir of an Employee. An Employee (or his or her estate, beneficiary or heir, as the case may be) shall be liable for all taxes and tax- related consequences arising to him, her or it from an award pursuant to the Plan. The Company may require the Employee (or his or her estate, beneficiary or heir, as the case may be) to make adequate provision for any withholding obligation of the Company as a condition of any Share delivery pursuant to the Plan.

Should (a) the date of Share delivery occur during a blackout period of the Company or while the Employee has insider status and (b) the Employee has not made an advance plan to sell shares, the Share delivery shall be automatically postponed until after the end of the blackout period or expiry of the possession of insider information; provided, however, that in no event shall the Shares be delivered later than the March 15 of the calendar year following the calendar year in which the Employee’s rights to the Shares became vested.

The Board shall have the right, in its absolute discretion, to reduce, including for the avoidance of doubt to zero, the number of Shares to be delivered, or to postpone the Share delivery to a later date that better suits the Company, if changes that are beyond the Company’s control, such as legal, fiscal, economic or business related factors, might lead to an extremely harmful or extremely unreasonable outcome for the Company. However, in no event shall the Shares be delivered later than the March 15 of the calendar year following the calendar year in which the Employee’s rights to the Shares became vested.

The Board shall have the right to cancel the Share delivery, in full or in part, if the Group’s financial statements have to be amended and those amendments affect the number of Shares to be delivered, the Targets have been manipulated, or if an Employee has, in the reasonable opinion of the Board, committed a serious criminal offence, broken any ethical code of which he has been notified by the Company or has otherwise acted in a way which the Board reasonably thinks might damage the reputation of the Company.

4. Preconditions during Discretionary Period

Should an Employee´s employment or service in a Group Company end during a Discretionary Period, all rights to Share Units shall be forfeited. The Board may, however, in these cases decide upon an Employee’s right to the Share Units accrued by the end of employment or service.

Should an Employee’s employment or service in a Group Company end due to a corporate arrangement or transfer of business, during a Discretionary Period, the Board shall decide upon an Employee’s right to the Share Units accrued by the end of employment or service.

5. Preconditions during Vesting Period

Should an Employee´s employment or service in a Group Company end during a Vesting Period, the granted Share Units shall gratuitously be forfeited to the Company or its designate. However, the Board may, in its absolute discretion, in these cases decide that an Employee is entitled to keep the Share Units or a part of them.

Should an Employee become permanently disabled, retire statutorily or as determined by the Company, or die, during a Vesting Period, an Employee or his or her estate or beneficiary or heir shall be entitled to keep the granted Share Units.

Should an Employee’s employment or service in a Group Company end due to a corporate arrangement or transfer of business, during a Vesting Period, an Employee shall be entitled to keep the granted Share Units.

An Employee shall, during his or her employment, service or thereafter, have no right, on any grounds, to receive compensation for Share Units that have been forfeited in accordance with these terms and conditions.

In all cases, an Employee or his or her estate or beneficiary or heir shall be entitled to keep such Shares that have already been delivered to an Employee or his or her estate or beneficiary or heir.

6. Application of Section 409A for US Employees.

Notwithstanding anything to the contrary herein, the following provisions apply to the extent benefits provided herein are “deferred compensation” (Deferred Plan Benefits) within the meaning of Section 409A of the United States Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively Section 409A). The benefits pursuant to the Plan are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A for Employees subject to United States federal income taxation, and any ambiguities herein shall be interpreted accordingly. Any Deferred Plan Benefits to be paid upon “termination of employment” shall not commence for an Employee subject to Section 409A until the Employee has a “separation from service” for purposes of Section 409A. Any Deferred Plan Benefits to be paid upon a “merger’ or similar provisions shall not commence until the Company has a “change in the ownership or effective control or a change in the ownership of a substantial portion of the assets” within the meaning of Treas. Reg. Section 1.409A-3(i)(5). Each installment of any Deferred Plan Benefit is a separate “payment” for purposes of Treas. Reg.

Section 1.409A-2(b)(2)(i), and any Deferred Plan Benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and the Employee is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of any affected Deferred Plan Benefits payments shall be delayed until the earlier of (i) six (6) months and one day after the Employee’s separation from service, or (ii) the Employee’s death.